UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2011

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its charter)

Delaware	001-31577	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8081 Arco Corporate Drive, Suite 400, Raleigh, North Carolina	27617
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Inspire Pharmaceuticals, Inc. has today announced that applications for patent term extension for two Japanese patents owned by Inspire that cover Diquas have been approved. As a result, an additional five years of exclusivity has been granted for one patent and approximately 4.5 years of exclusivity has been granted with respect to another patent. Accordingly, the manufacture and sale of Diquas is protected in Japan under patents that have claims to the drug substance, the formulation, and method of making that now expire in February 2023.

In December 1998, Inspire entered into an agreement with Santen Pharmaceutical Co., Ltd., or Santen, that allows Santen to develop diquafosol tetrasodium for the therapeutic treatment of ocular surface diseases, such as dry eye disease, in Japan and nine other Asian countries. Diquas ophthalmic solution 3% (diquafosol tetrasodium) was developed by Santen as a treatment for dry eye. In December 2010, Santen received pricing approval for Diquas and launched the product for sale in Japan. Inspire is entitled to receive royalty payments based upon a tiered rate on net sales of Diquas in Japan, with a minimum rate in the high single digits and a maximum rate in the low double digits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi, Senior Vice President, General Counsel and Secretary

Dated: March 29, 2011